EXHIBIT 99.1

First Financial Bancorp Reports First Quarter 2011 Financial Results

Cincinnati, Ohio – April 27, 2011 – First Financial Bancorp (Nasdaq: FFBC) (“First Financial” or the “Company”) announced today financial and operational results for the first quarter 2011.

First quarter 2011 net income and net income available to common shareholders were $17.2 million and earnings per diluted common share were $0.29.  This compares with fourth quarter 2010 net income and net income available to common shareholders of $14.3 million and earnings per diluted common share of $0.24 and first quarter 2010 net income of $11.6 million, net income available to common shareholders of $9.7 million and earnings per diluted common share of $0.17.

▪	82nd consecutive quarter of profitability

▪	Continued strong performance
-	Quarterly return on average assets of 1.11%
-	Quarterly return on risk-weighted assets of 2.07%
-	Quarterly return on average shareholders’ equity of 10.04%

▪	Significant core deposit growth
-	Strategic commercial and retail transaction and savings deposits increased $109.1 million during the quarter
-	20.2% growth in average savings account balance compared to the first quarter 2010

▪	Capital ratios remain strong as a result of earnings power
-	Tangible common equity to tangible assets of 10.40%
-	Tier 1 capital ratio of 20.49%
-	Total risk-based capital of 21.77%

▪	Quarterly net interest margin increased to 4.73%
-	Improved cash flow expectations on acquired loans continues to enhance yield on portfolio
-	$161.1 million of liquidity redeployed in investment securities
-	Cost of deposits declined 9 bps due to continued emphasis on core transaction and savings accounts

▪	Continued improvement in credit metrics
-	Net loan charge-offs declined to $4.2 million from $9.8 million, or 57%, compared to the fourth quarter 2010
-	Total classified assets decreased $16.4 million, or 8.1%, compared to the linked quarter
-	Delinquent loans 30-to-89 days past due declined 8.8% quarter-over-quarter

▪	Balance sheet risk continues to remain low
-	FDIC loss share coverage on 32.5% of loan portfolio
-	100% risk-weighted assets continue to represent less than 50% of balance sheet

Claude Davis, President and Chief Executive Officer, commented, “We are pleased to report another quarter of strong performance, driven by lower credit costs.  While the economic environment is still in a state of uncertainty, we began to see positive trends as our levels of classified assets and delinquencies declined and net charge-offs dropped substantially.

“Our core deposit balances continued to grow as a result of the strong sales efforts by our commercial, treasury management and retail teams.  We have been successful in building the First Financial brand across our strategic footprint, enabling us to continually shift our deposit mix towards lower cost core transactional and savings accounts as retail and brokered CDs from our FDIC transactions mature.  Consequently, our total cost of deposits dropped to 90 bps from 99 bps in the prior quarter and 117 bps in the first quarter 2010.

“Loan demand continued to be low in our strategic markets due to the lingering effects of the recession as average loan balances were essentially flat and we experienced slight quarter-over-quarter period end declines in most product categories.  However, we continue to be active in our sales and calling efforts and were encouraged as originations increased toward the end of the first quarter in several categories and our pipeline across all product lines is growing.

“One of our strategic goals for 2011 is to continue our focus on improving efficiency and managing costs while still providing the high level of service First Financial clients have come to expect.  During the quarter, we completed our previously announced exit of the Michigan and Louisville, Kentucky markets involving the closure of five banking centers.  We also completed a branch consolidation plan under which seven banking centers in our strategic footprint were closed with the client relationships transferred to a nearby location.  We have already begun to realize the benefits of cost management initiatives implemented in 2010 as our noninterest expenses, excluding the impact of non-strategic operations and other items not expected to recur, decreased over 15% on an annualized basis compared to the fourth quarter 2010.”

SECTION I – RESULTS OF OPERATIONS

NET INTEREST INCOME
Net interest income on a fully tax-equivalent basis for the first quarter 2011 was $67.6 million as compared to $68.1 million for the fourth quarter 2010 and $72.2 million as compared to the year-over-year period.  During the first quarter 2011, net interest income was flat as the decline in interest income earned on loans resulting from lower covered loan balances was generally offset by an increase in interest earned on investments as a result of redeploying liquidity and lower interest expense on deposits.  The decrease compared to the year-over-year quarter was primarily driven by the 24.8% decline in average covered loan balances and the reduced yield on the FDIC indemnification asset, offset partially by lower funding costs as a result of the continued runoff of higher cost time deposits and the prepayment of $232 million of FHLB advances during the third quarter 2010.

NET INTEREST MARGIN
Net interest margin was 4.73% for the first quarter 2011 as compared to 4.65% for the fourth quarter 2010 and 4.89% for the first quarter 2010.  As in prior quarters, the net interest margin continued to be negatively impacted by the combination of normal amortization and paydowns in the acquired loan portfolio.  However, the Company continued to use a significant portion of its liquidity to purchase investment securities, totaling $161.1 million during the quarter, and realized a full quarter’s impact of $182.4 million of investment purchases that settled during the last two weeks of the fourth quarter 2010, helping to offset the margin decline from lower loan balances.  Net interest margin also benefited from an improvement in cash flow expectations related to certain loan pools in the acquired loan portfolio as discussed in more detail in Section II.  Additionally, net interest margin was positively impacted by the expected runoff of retail and brokered certificates of deposit and disciplined pricing across all deposit product lines.

NONINTEREST INCOME
The following table presents noninterest income for the three months ended March 31, 2011, December 31, 2010 and March 31, 2010 highlighting the estimated impact of covered loan activity and other transition items on the Company’s reported balance.

Table I
	For the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2011	2010	2010

Total noninterest income	$43,658	$34,534	$26,935

Significant components of noninterest income

Items likely to recur:

Accelerated discount on covered loans 1, 2	5,783	6,113	6,098
FDIC loss sharing income	23,435	11,306	7,568
Other acquired-non-strategic items	(552)	527	80
Transition-related items	-	-	366

Items expected not to recur:

FDIC settlement and other items not expected to recur	125	551	-
Total excluding items noted above	$14,867	$16,037	$12,823

1 See Section II for additional information
2 Net of the corresponding valuation adjustment on the FDIC indemnification asset

During the quarterly periods presented above, excluding reimbursements due from the FDIC resulting from loss share agreements, covered loan activity continued to positively impact noninterest income due to loan sales and prepayments.  This activity is discussed in more detail in Section II.

Excluding the items highlighted in Table I, estimated noninterest income earned in the first quarter 2011 was $14.9 million as compared to $16.0 million in the fourth quarter 2010 and $12.8 million in the first quarter 2010.  The primary reasons for the decrease related to the linked quarter were lower service charges on deposits, gain on sale from residential mortgage originations, bankcard income and other miscellaneous income; offset partially by higher trust and wealth management fees.

NONINTEREST EXPENSE
The following table presents noninterest expense for the three months ended March 31, 2011, December 31, 2010 and March 31, 2010 including the estimated effect of acquired-non-strategic operations, acquisition-related costs and other transition items.

Table II
	For the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2011	2010	2010

Total noninterest expense	$57,790	$56,290	$60,261

Significant components of noninterest expense

Items likely to recur:

Acquired-non-strategic operating expenses 1	3,911	4,052	2,201
Transition-related items 1	196	684	6,263
FDIC indemnification support	783	1,160	605
Loss share and covered asset expense	3,171	616	-

Items expected not to recur:

Acquisition-related costs 1	116	412	2,628
Other items not expected to recur	3,962	1,787	1,019
Total excluding items noted above	$45,651	$47,579	$47,545

1 See Section II for additional information

Noninterest expense continued to be affected by items related to the Company’s acquired-non-strategic operations, as discussed in more detail in Section II.  Included in other items not expected to recur was a $3.1 million write-down of an OREO property related to the legacy portfolio, which is discussed further in Credit Quality – Excluding Covered Assets below.

Excluding the items highlighted in Table II, estimated noninterest expense in the first quarter 2011 was $45.7 million as compared to $47.6 million in the fourth quarter 2010 and $47.5 million in the first quarter 2010.  The decrease in noninterest expenses compared to the linked quarter were primarily driven by lower salaries and benefits, data processing costs, marketing and communications expenses and professional services fees; offset by an increase in occupancy costs and FDIC expense.

While the technology and operational integration of Irwin and Peoples is complete, it is expected that wind-down costs related to acquired subsidiaries will continue through 2011.

INCOME TAXES
For the first quarter 2011, income tax expense was $9.3 million, resulting in an effective tax rate of 35.2%, compared with income tax expense of $8.1 million and an effective tax rate of 36.2% during the fourth quarter 2010 and $6.3 million and an effective tax rate of 35.0% during the comparable year-over-year period.

CREDIT QUALITY – EXCLUDING COVERED ASSETS
The following table presents certain credit quality metrics related to the Company’s uncovered loan portfolio as of March 31, 2011 and for the trailing four quarters.

Table III
	As of or for the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2011	2010	2010	2010	2010

Total nonaccrual loans	$62,048	$62,302	$66,157	$66,671	$66,869
Restructured loans	18,532	17,613	13,365	12,752	7,584
Total nonperforming loans	80,580	79,915	79,522	79,423	74,453
Total nonperforming assets	95,533	97,822	97,827	96,241	92,540

Nonperforming assets as a % of:
Period-end loans plus OREO	3.42%	3.45%	3.51%	3.42%	3.27%
Total assets	1.51%	1.57%	1.59%	1.46%	1.41%

Nonperforming loans as a % of total loans	2.90%	2.84%	2.88%	2.84%	2.65%

Provision for loan and lease losses - uncovered	$647	$9,741	$6,287	$6,158	$11,378

Allowance for uncovered loan & lease losses	$53,645	$57,235	$57,249	$57,811	$56,642

Allowance for loan & lease losses as a % of:
Period-end loans	1.93%	2.03%	2.07%	2.07%	2.01%
Nonaccrual loans	86.5%	91.9%	86.5%	86.7%	84.7%
Nonperforming loans	66.6%	71.6%	72.0%	72.8%	76.1%

Total net charge-offs	$4,237	$9,755	$6,849	$4,989	$14,047
Annualized net-charge-offs as a % of average
loans & leases	0.61%	1.39%	0.97%	0.71%	2.00%

Net Charge-offs
First quarter 2011 net charge-offs were $4.2 million, or 0.61% of average loans and leases, compared with $9.8 million, or 1.39%, for the linked quarter and $14.0 million, or 2.00%, for the comparable year-over-year quarter.  Included in the first quarter 2010 total net charge-off amount was $8.8 million related to alleged fraudulent activity noted in prior periods’, representing 125 basis points of average loans and leases.  Excluding this activity, net charge-offs for the period totaled $5.2 million, or 75 basis points of average loans and leases.

Nonperforming Assets
Nonperforming loans totaled $80.6 million and nonperforming assets totaled $95.5 million as of March 31, 2011 compared with $79.9 million and $97.8 million, respectively, for the linked quarter and $74.5 million and $92.5 million, respectively, for the comparable year-over-year quarter.  The decrease in nonperforming assets relative to the linked quarter was driven primarily by a reduction in OREO.  During the quarter, the Company recognized a reduction in value of $3.1 million related to vacant land obtained from a commercial real estate developer.  Prior to the write-down, this property was the largest single item in OREO and subsequently has a remaining exposure of $3.4 million, or 22.8% of the total OREO balance.

Total classified assets decreased $16.4 million, or 8.1%, during the first quarter 2011 to $185.7 million.  Classified assets are defined by the Company as nonperforming assets plus performing loans internally rated substandard or worse.  The reduction was the result of resolution strategies outpacing growth in downgraded loans during the quarter, due primarily to the combination of ongoing efforts in working with stressed borrowers and noting pockets of stabilization within the Company’s strategic markets.

While the Company has experienced positive migration patterns in its level of classified assets and delinquent loans, economic factors and market conditions within the Company’s strategic markets remain challenging.  Borrowers continue to experience stress and valuations on real estate loan collateral and OREO will continue to impact restructurings and resolutions.  If recent progress made by the economy reverses and begins demonstrating recession-like characteristics, the Company’s portfolio will likely reflect that deterioration.

Delinquent Loans
As of March 31, 2011, loans 30-to-89 days past due declined 8.8% to $20.4 million, or 0.73% of period end loans, from $22.3 million, or 0.79% of period end loans, as of December 31, 2010.  The first quarter 2011 balance also declined 9.8% from $22.6 million, or 0.80% of period end loans, for the comparable year-over-year quarter.  During the quarter, the improvement in delinquency rates was realized across almost all the Company’s portfolios with only the commercial real estate book experiencing a small increase in past due loans.

Provision for Loan & Lease Losses
First quarter 2011 provision expense related to uncovered loans and leases was $647,000 as compared to $9.7 million during the linked quarter and $11.4 million during the comparable year-over-year quarter.  Provision expense, which is a result of the Company’s modeling efforts to estimate the period end allowance for loan and lease losses, decreased relative to the linked quarter primarily as a result of positive migration trends in classified assets and delinquencies as well as the impact on the loan portfolio of improving macro-economic trends.

Allowance for Loan & Lease Losses
As of the end of the first quarter 2011, the allowance for uncovered loan and lease losses was $53.6 million as compared to $57.2 million as of December 31, 2010 and $56.6 million as of March 31, 2010.  As a percentage of period-end loans, the allowance for loan and lease losses was 1.93% as of March 31, 2011 as compared to 2.03% as of December 31, 2010 and 2.01% as of March 31, 2010.  The allowance for loan and lease losses as of March 31, 2011 reflects management’s estimate of credit risk inherent in the Company’s uncovered loan portfolio at that time.

LOANS (EXCLUDING COVERED LOANS)
The following table presents the loan portfolio, not including covered loans, as of March 31, 2011, December 31, 2010 and March 31, 2010.

Table IV
	As of
	March 31, 2011		December 31, 2010		March 31, 2010
		Percent		Percent		Percent
(Dollars in thousands)	Balance	of Total	Balance	of Total	Balance	of Total

Commercial	$794,821	28.6%	$800,253	28.4%	$763,084	27.1%

Real estate - construction	145,355	5.2%	163,543	5.8%	216,289	7.7%

Real estate - commercial	1,131,306	40.7%	1,139,931	40.5%	1,091,830	38.8%

Real estate - residential	268,746	9.7%	269,173	9.6%	306,769	10.9%

Installment	66,028	2.4%	69,711	2.5%	78,682	2.8%

Home equity	339,590	12.2%	341,310	12.1%	330,973	11.8%

Credit card	28,104	1.0%	29,563	1.0%	27,960	1.0%

Lease financing	7,147	0.3%	2,609	0.1%	15	0.0%

Total	$2,781,097	100.0%	$2,816,093	100.0%	$2,815,602	100.0%

Loans, excluding covered loans, totaled $2.8 billion at the end of the first quarter, representing a decrease of $35.0 million, or 1.2%, compared to December 31, 2010 and a decrease of $34.5 million, or 1.2%, compared to March 31, 2010.  The composition of the loan portfolio remained similar to the linked quarter with slight net declines occurring in all portfolios except lease financing, which is a relatively new product line for the Company.  Loan demand remains a challenge in the Company’s strategic operating markets due to uncertainty in the economic environment.

INVESTMENTS
The following table presents a summary of the total investment portfolio at March 31, 2011.

Table V
	As of March 31, 2011
	Book	Percent of	Book	Cost	Market	Gain/
(Dollars in thousands)	Value	Total	Yield	Basis	Value	(Loss)

U.S. Treasury notes	$13,650	1.2%	1.99	99.64	101.32	$230
Agencies	105,386	9.4%	2.76	100.00	100.34	358
CMOs (agency)	453,014	40.4%	1.78	100.72	101.07	1,563
CMOs (private)	40	0.0%	0.96	100.00	100.21	-
MBSs (agency)	442,475	39.5%	3.52	102.22	104.75	10,675
	1,014,565	90.6%	2.64	101.29	102.57	12,826

Municipal	16,528	1.5%	7.26	99.28	100.96	279
Other 1	89,060	8.0%	3.48	102.55	103.24	599
	105,588	9.4%	4.07	102.04	102.87	878
Total investment portfolio	$1,120,153	100.0%	2.78	101.36	102.60	$13,704

		Net Unrealized Gain/(Loss)				$13,704
		Aggregate Gains				16,759
		Aggregate Losses				(3,055)

		Net Unrealized Gain/(Loss) % of Book Value				1.22%

1 Other includes $78.7 million of regulatory stock

The increase in the investment portfolio as compared to the linked quarter was due to the purchase of $161.1 million of agency mortgage backed securities during the quarter, net of maturities and amortizations.  The growth in the investment portfolio relative to both the linked and year-over-year quarters is primarily due to the investment of liquidity resulting from continued muted loan demand and deposit inflows.  The addition of short and long-term securities was executed in conjunction with the Company’s overall asset/liability structure and interest rate risk modeling activities, and, to a lesser extent, market and rate expectations.  As in past quarters, First Financial has avoided adding to its portfolio any particular securities that would materially increase credit risk or geographic concentration risk.  The Company does, however, include these risks in its total evaluation of current market opportunities that would enhance the overall performance of the portfolio.

DEPOSITS
The following table presents a roll-forward of deposit activity during the first quarter 2011, including activity related to deposits acquired through the FDIC-assisted transactions.

Table VI
	Deposit Activity - First Quarter 2011
	Balance as of		Acquired-	Balance as of
	December 31,	Strategic	Non-Strategic	March 31,
(Dollars in thousands)	2010	Portfolio	Portfolio	2011

Transaction and savings accounts	$3,351,406	249,434	(85,884)	$3,514,956

Time deposits	1,662,341	(47,119)	(25,214)	1,590,008

Brokered deposits	132,502	(1,433)	(18,783)	112,286
Total deposits	$5,146,249	$200,882	$(129,881)	$5,217,250

Strategic transaction and savings accounts increased $249.4 million during the first quarter 2011, driven by $140.4 million of seasonal growth in public funds accounts and an increase of $109.1 million in business and retail transactional and savings accounts.  Average savings account balances continued to grow, increasing 6.4% during the first quarter 2011 as compared to the linked quarter.  The decline in acquired-non-strategic transaction and savings accounts was primarily driven by activity in the recently exited markets of Michigan and Louisville.  As in prior quarters’, acquired-non-strategic time deposit and brokered deposit balances continued to decline.

CAPITAL MANAGEMENT
The following table presents First Financial’s regulatory and other capital ratios as of March 31, 2011, December 31, 2010 and March 31, 2010.

Table VII
	As of
	March 31,	December 31,	March 31,	"Well-Capitalized"
	2011	2010	2010	Minimum

Leverage Ratio	11.08%	10.89%	9.76%	5.00%

Tier 1 Capital Ratio	20.49%	18.45%	17.37%	6.00%

Total Risk-Based Capital Ratio	21.77%	19.72%	18.64%	10.00%

Ending tangible shareholders' equity
to ending tangible assets	10.40%	10.33%	9.38%	N/A

Ending tangible common shareholders'
equity to ending tangible assets	10.40%	10.33%	9.38%	N/A

Capital levels increased during the first quarter 2011 as a result of the strong earnings performance, supporting the 20% increase in the quarterly dividend paid compared to the linked quarter.  Regulatory capital ratios benefited additionally from a decline in risk-weighted assets.  As of March 31, 2011, tangible book value per common share was $11.17 compared to $11.02 as of December 31, 2010 and $10.53 as of March 31, 2010.  Regulatory capital ratios as of March 31, 2011 are considered preliminary pending the filing of the Company’s regulatory reports.

SECTION II – SUPPLEMENTAL INFORMATION ON COVERED ASSETS AND ACQUISITION-RELATED ITEMS

To assist in analyzing the effect of the Company’s 2009 FDIC assisted transactions on the financial results, supplemental information that segregates the estimated impact on pre-tax earnings of certain acquisition-related items and provides additional detail on the covered loan portfolio follows.

SUMMARY OF SIGNIFICANT ACQUISITION-RELATED ITEMS
The following table illustrates the estimated effect of certain acquisition-related items on the results of operations for the three months ended March 31, 2011, December 31, 2010 and March 31, 2010.

Table VIII
	For the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2011	2010	2010

Income effect:
Accelerated discount on covered loans 1, 2	$5,783	$6,113	$6,098
Acquired-non-strategic net interest income	8,902	9,937	10,854
FDIC loss sharing income	23,435	11,306	7,568
Service charges on deposit accounts related to
acquired-non-strategic operations	152	196	230
Other (loss) income related to acquired-non-strategic operations	(704)	331	(150)
Income related to the accelerated discount on covered
loans and acquired-non-strategic operations	37,568	27,883	24,600

Expense effect:
Provision for loan and lease losses - covered	26,016	13,997	9,460
Acquired-non-strategic operating expenses: 3
Salaries and employee benefits	1,497	820	122
Occupancy	2,153	161	1,415
Other	261	3,071	664
Total acquired-non-strategic operating expenses	3,911	4,052	2,201

FDIC indemnification support 3	783	1,160	605

Loss share and covered asset expense	3,171	616	-

Acquisition-related costs: 3
Integration-related costs	46	9	999
Professional services fees	55	396	1,457
Other	15	7	172
Total acquisition-related costs	116	412	2,628

Transition-related items: 3
Salaries and benefits	166	176	4,776
Occupancy	-	172	910
Other	30	336	577
Total transition-related items	196	684	6,263

Total expense effect	34,193	20,921	21,157

Total estimated effect on pre-tax earnings	$3,375	$6,962	$3,443

1 Included in noninterest income
2 Net of the corresponding valuation adjustment on the FDIC indemnification asset
3 Included in noninterest expense

ACCELERATED DISCOUNT ON LOAN PREPAYMENTS AND DISPOSITIONS
During the first quarter 2011, First Financial recognized approximately $5.8 million in accelerated discount from acquired loans.  Accelerated discount is recognized when acquired loans, which are recorded on the Company’s balance sheet at an amount less than the unpaid principal balance, prepay at an amount greater than their recorded book value.  Prepayments can occur either through customer driven payments before the maturity date or loan sales.  The amount of discount attributable to the credit loss component of each loan varies and the recognized amount is offset by a related reduction in the FDIC Indemnification Asset.  The Company sold covered loans associated with the exited market of Michigan during the quarter with a carrying value of $36.8 million.  These loans were sold at 100% of the unpaid principal balance and represented $3.1 million of the total accelerated discount noted above.  The remaining $2.7 million of accelerated discount was due to covered loan prepayments during the quarter.

OPERATING EXPENSES AND OTHER ACQUISITION-RELATED COSTS
Acquired-non-strategic operating expenses remained consistent with the linked quarter as staffing and facilities costs associated with the exited markets of Michigan and Louisville, KY were incurred through the closing date of March 31, 2011 for the respective branches.  However, expenses related to transition-related items and acquisition-related costs continued to decline as planned.

NET INTEREST MARGIN IMPACT
Net interest margin is affected by certain activity related to the acquired loan portfolio.  The majority of these loans are accounted for under ASC Topic 310-30 and, as such, the Company is required to periodically update its forecast of expected cash flows from these loans.  The Company recognized an improvement in the cash flow expectations related to certain loan pools, which is reflected as a yield adjustment on a prospective basis.  However, this yield improvement will be partially offset as the Company also recognized a decline in expected cash flows, and, hence, a lower prospective yield, related to the FDIC indemnification asset.

The following table shows the estimated yield earned by the Company on its legacy and originated loan portfolio, acquired loan portfolio and the FDIC indemnification asset for the three months ended March 31, 2011.

Table IX	For the Three Months Ended
	March 31, 2011
	Average
	Balance	Yield

Legacy and originated loan portfolio 1	$2,961,008	5.38%

Acquired loan portfolio accounted for under ASC Topic 310-30 2	1,280,639	10.97%

FDIC indemnification asset 2	208,448	-2.28%

Total	$4,450,095	6.63%

1 Includes acquired revolving loans not accounted for under ASC Topic 310-30; yield estimated at time of origination or acquisition
2 Future yield adjustments subject to change based on required, periodic valuation procedures

As part of its on-going valuation procedures, the Company experienced a $20.7 million net improvement in the cash flow expectations related to certain loan pools during the first quarter 2011.  As a result, the average yield earned on covered loans increased from 10.29% during the fourth quarter 2010 to 10.97% during the first quarter 2011.  On a prospective basis and until its next periodic valuation, the Company expects the yield on covered loans to be 11.53%.

This projected improvement in cash flow expectations on loans is partially offset by a related decline in cash flow expectations on the FDIC indemnification asset which is recognized through its yield.  The net result of improvement and impairment activity related to covered loans affected the average yield earned on the indemnification asset, decreasing from 0.40% during the fourth quarter 2010 to -2.28% during the first quarter 2011.  On a prospective basis and until its next periodic valuation, the Company expects the yield on the indemnification asset to be -3.07%.

COVERED ASSETS & LOSS SHARE AGREEMENTS
As of March 31, 2011, 32.5% of the Company’s total loans were covered loans.  As required under the loss-share arrangements, First Financial must file monthly certifications with the FDIC on single-family residential loans and quarterly certifications on all other loans.  To date, all certifications have been filed in a timely manner and without significant issues.

When losses are incurred on covered assets that exceed expectations, the Company recognizes the gross credit losses in excess of the valuation mark as either provision expense if related to loans or noninterest expense if related to OREO.  Reimbursements due from the FDIC under loss share agreements related to these credit losses are recorded as noninterest income.  As such, the net impact on earnings is the difference between the gross credit losses and FDIC reimbursements, representing the Company’s proportionate share of the credit losses realized on covered assets.

COVERED LOAN PORTFOLIO
The following table presents estimated activity in the covered loan portfolio by loan type during the first quarter 2011.

Table X
	Covered Loan Activity - First Quarter 2011
		Reduction in Recorded Investment Due to:
	December 31,		Prepayments /	Contractual	Net	Loans With	March 31,
(Dollars in thousands)	2010	Sales	Renewals	Activity 1	Charge-Offs 2	Coverage Removed	2011

Commercial	$334,039	$1,813	$18,479	$17,090	$2,303	$54	$294,300
Real estate - construction	42,743	-	327	(2,376)	3	-	44,789
Real estate - commercial	855,725	34,987	29,415	18,379	5,533	5,223	762,188
Real estate - residential	147,052	-	5,547	691	558	-	140,256
Installment	21,071	-	1,469	587	893	114	18,008
Home equity	73,695		2,354	(752)	1,664		70,429
Other covered loans	7,168	-	-	1,123	-	-	6,045
Total covered loans	$1,481,493	$36,800	$57,591	$34,742	$10,954	$5,391	$1,336,015

1 Includes partial paydowns, accretion of the valuation discount and advances on revolving loans
2 Indemnified at 80% from the FDIC

During the first quarter 2011, the total balance of covered loans decreased $145.5 million, or 9.8%, as compared to the previous quarter.  Loans with coverage removed represent loans to primarily high quality borrowers involving a change in loan terms which caused the respective loans to no longer qualify for reimbursement from the FDIC in the event of credit losses.

ALLOWANCE FOR LOAN LOSSES
Under the applicable accounting guidance, the allowance for loan losses related to covered loans is a result of impairment identified in on-going valuation procedures and is generally recognized in the current period as provision expense.  Improvement in the credit outlook is generally not recognized immediately but instead is reflected as an adjustment to the yield earned on the related loan pools on a prospective basis.  However, if improvement is noted in a loan pool that had previously experienced impairment, the amount of improvement is recognized as a reduction to the applicable period’s provision expense.  Additional improvement beyond previously recorded impairment is reflected as a yield adjustment on a prospective basis.  The timing inherent in this accounting treatment may result in earnings volatility in future periods.

The Company has established an allowance for loan losses associated with covered loans based on estimated valuation procedures performed each quarter.  As a result of net impairment identified in certain loan pools of $15.0 million and net charge-offs of $11.0 million during the first quarter, it recognized a provision expense related to covered loans of $26.0 million, resulting in an allowance for covered loan losses of $31.6 million as of March 31, 2011.  The related receivable due from the FDIC under loss share agreements related to these loans of $23.4 million was recognized as FDIC loss share income and a corresponding increase to the FDIC indemnification asset.

Loss share and covered asset expense consists primarily of a $3.1 million loss related to covered other real estate owned (“OREO”), approximately 80% of which will be reimbursed under loss share agreements with the FDIC.

SUMMARY OF ACQUISITIONS
During the third quarter 2009, through FDIC-assisted transactions, First Financial assumed the banking operations of Peoples Community Bank (“Peoples”), Irwin Union Bank and Trust Company and Irwin Union Bank, F.S.B. (collectively, “Irwin”).  In connection with the FDIC-assisted transactions, the Company has loss sharing arrangements with the FDIC.  Under the terms of these agreements, the FDIC will reimburse the Company for losses with respect to certain loans (“covered loans”) and other real estate owned (“OREO”) (collectively, “covered assets”).

As a result of the acquisitions, the Company’s business and operating markets expanded significantly.  To assist readers in understanding the financial and strategic impact of the acquisitions, the combined operations of First Financial’s legacy and acquired businesses will be discussed in three categories: “Legacy-Strategic”, “Acquired-Strategic” and “Acquired-Non-Strategic”.  Definitions of the business categories and other financial items related to the acquisitions can be found below in “Glossary of Terms”.  Available on the Company’s website at www.bankatfirst.com is a presentation providing supplemental information regarding its quarterly results.

Glossary of Terms
To assist readers in understanding the Company’s financial results and the effect of the acquisitions on reported amounts, the following terms are used throughout this release to refer to specific acquisition-related items.  The first three define the business components referred to above and the remaining items define specific covered loan terminology.

Legacy-strategic – Elements of the business that existed prior to the acquisitions and will continue to be supported.

Acquired-strategic – Elements of the business that the Company intends to retain and will continue to support and build.  Legacy-strategic and acquired-strategic are collectively referred to as “strategic.”

Acquired-non-strategic – Elements of the business that the Company intends to exit but will continue to support to obtain maximum economic value.  No growth or replacement is expected.

Accelerated discount on covered loans – The acceleration of the unrealized valuation discount.  This item will be ongoing but diminishing as covered loan balances decline over time.

UPB – Unpaid principal balance

Carrying value – The unpaid principal balance of a covered loan less any valuation discount.

Unless otherwise noted, all amounts discussed in this earnings release are pre-tax except net income and per-share data which are presented after-tax. Percentage changes are not annualized unless specifically noted. In some instances, financial data may not add up due to rounding.

Teleconference / Webcast Information
First Financial’s senior management will host a conference call to discuss the Company’s financial and operating results on Thursday, April 28, 2011 at 9:00 a.m.  Members of the public who would like to listen to the conference call should dial (877) 317-6789 (U.S. toll free), (866) 605-3852 (Canada toll free) or +1 (412) 317-6789 (International) (no passcode required).  The number should be dialed five to ten minutes prior to the start of the conference call.  The conference call will also be accessible as an audio webcast via the Investor Relations section of the Company’s website at www.bankatfirst.com.  A replay of the conference call will be available beginning one hour after the completion of the live call through May 12, 2011 at (877) 344-7529 (U.S. toll free) and +1 (412) 317-0088 (International); conference number 447697.  The webcast will be archived on the Investor Relations section of the Company’s website through April 27, 2012.

Press Release and Additional Information on Website
This press release as well as supplemental information related to this release is available to the public through the Investor Relations section of First Financial’s website at www.bankatfirst.com/investor.

Forward-Looking Statements
Certain statements contained in this news release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the ‘‘Act’’).  In addition, certain statements in future filings by First Financial with the SEC, in press releases, and in oral and written statements made by or with the approval of First Financial which are not statements of historical fact constitute forward-looking statements within the meaning of the Act.  Examples of forward-looking statements include, but are not limited to, projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure and other financial items, statements of plans and objectives of First Financial or its management or board of directors, and statements of future economic performances and statements of assumptions underlying such statements.  Words such as ‘‘believes’’, ‘‘anticipates’’, “likely”, “expected”, ‘‘intends’’, and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risks and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

▪	management’s ability to effectively execute its business plan;
▪
the risk that the strength of the United States economy in general and the strength of the local economies in which we conduct operations may continue to deteriorate resulting in, among other things, a further deterioration in credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio, allowance for loan and lease losses and overall financial performance;

▪	the ability of financial institutions to access sources of liquidity at a reasonable cost;
▪
the impact of recent upheaval in the financial markets and the effectiveness of domestic and international governmental actions taken in response, such as the U.S. Treasury’s TARP and the FDIC’s Temporary Liquidity Guarantee Program, and the effect of such governmental actions on us, our competitors and counterparties, financial markets generally and availability of credit specifically, and the U.S. and international economies, including potentially higher FDIC premiums arising from increased payments from FDIC insurance funds as a result of depository institution failures;

▪	the effect of and changes in policies and laws or regulatory agencies (notably the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act);
▪	inflation and possible changes in interest rates;
▪	our ability to keep up with technological changes;
▪	our ability to comply with the terms of loss sharing agreements with the FDIC;
▪	mergers and acquisitions, including costs or difficulties related to the integration of acquired companies and the wind-down of non-strategic operations that may be greater than expected;
▪	the risk that exploring merger and acquisition opportunities may detract from management’s time and ability to successfully manage our company;
▪
expected cost savings in connection with the consolidation of recent acquisitions may not be fully realized or realized within the expected time frames, and deposit attrition, customer loss and revenue loss following completed acquisitions may be greater than expected;

▪	our ability to increase market share and control expenses;
▪	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and the SEC;
▪	adverse changes in the securities and debt markets;

▪	our success in recruiting and retaining the necessary personnel to support business growth and expansion and maintain sufficient expertise to support increasingly complex products and services;
▪
monetary and fiscal policies of the Board of Governors of the Federal Reserve System (Federal Reserve) and the U.S. government and other governmental initiatives affecting the financial services industry;

▪	our ability to manage loan delinquency and charge-off rates and changes in estimation of the adequacy of the allowance for loan losses; and
▪	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation.

In addition, please refer to our Annual Report on Form 10-K for the year ended December 31, 2010, as well as our other filings with the SEC, for a more detailed discussion of these risks and uncertainties and other factors. Such forward-looking statements are meaningful only on the date when such statements are made, and First Financial undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such a statement is made to reflect the occurrence of unanticipated events.

About First Financial Bancorp
First Financial Bancorp is a Cincinnati, Ohio based bank holding company.  As of March 31, 2011, the Company had $6.3 billion in assets, $4.1 billion in loans, $5.2 billion in deposits and $708 million in shareholders’ equity.  The Company’s subsidiary, First Financial Bank, N.A., founded in 1863, provides banking and financial services products through its three lines of business: commercial, retail and wealth management.  The commercial and retail units provide traditional banking services to business and consumer clients.  First Financial Wealth Management provides wealth planning, portfolio management, trust and estate, brokerage and retirement plan services and had approximately $2.4 billion in assets under management as of March 31, 2011.  The Company’s strategic operating markets are located in Ohio, Indiana and Kentucky where it operates 102 banking centers.  Additional information about the Company, including its products, services and banking locations is available at www.bankatfirst.com.

Contact Information
Investors/Analysts	Media
Kenneth Lovik	Cheryl Lipp
Vice President, Investor Relations and	First Vice President, Director of Communications
Corporate Development	(513) 979-5797
(513) 979-5837	cheryl.lipp@bankatfirst.com
kenneth.lovik@bankatfirst.com

Selected Financial Information

March 31, 2011

(unaudited)

FIRST FINANCIAL BANCORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share)
(Unaudited)

			Three months ended,
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2011	2010	2010	2010	2010

RESULTS OF OPERATIONS
Net income	$17,207	$14,300	$15,579	$17,774	$11,598
Net income available to common shareholders	$17,207	$14,300	$15,579	$17,774	$9,733
Net earnings per common share - basic	$0.30	$0.25	$0.27	$0.31	$0.18
Net earnings per common share - diluted	$0.29	$0.24	$0.27	$0.30	$0.17
Dividends declared per common share	$0.12	$0.10	$0.10	$0.10	$0.10

KEY FINANCIAL RATIOS
Return on average assets	1.11%	0.90%	0.96%	1.08%	0.71%
Return on average shareholders' equity	10.04%	8.14%	9.03%	10.62%	6.92%
Return on average common shareholders' equity	10.04%	8.14%	9.03%	10.62%	6.25%
Return on average tangible common shareholders' equity	10.94%	8.87%	9.87%	11.64%	6.89%

Net interest margin	4.73%	4.65%	4.59%	4.53%	4.89%
Net interest margin (fully tax equivalent) (1)	4.75%	4.67%	4.60%	4.54%	4.91%

Ending equity as a percent of ending assets	11.21%	11.16%	11.23%	10.35%	10.20%
Ending tangible common equity as a percent of:
Ending tangible assets	10.40%	10.33%	10.38%	9.55%	9.38%
Risk-weighted assets	19.29%	17.36%	17.61%	17.17%	16.39%

Average equity as a percent of average assets	11.09%	11.12%	10.68%	10.14%	10.22%
Average common equity as a percent of average assets	11.09%	11.12%	10.68%	10.14%	9.51%
Average tangible common equity as a percent of
average tangible assets	10.28%	10.29%	9.86%	9.33%	8.70%

Book value per common share	$12.15	$12.01	$11.90	$11.74	$11.55
Tangible book value per common share	$11.17	$11.02	$10.90	$10.73	$10.53

Tier 1 Ratio (2)	20.49%	18.45%	18.64%	18.15%	17.37%
Total Capital Ratio (2)	21.77%	19.72%	19.91%	19.42%	18.64%
Leverage Ratio (2)	11.08%	10.89%	10.50%	9.99%	9.76%

AVERAGE BALANCE SHEET ITEMS
Loans (3)	$2,821,450	$2,804,832	$2,805,764	$2,806,616	$2,849,562
Covered loans and FDIC indemnification asset	1,628,645	1,783,737	1,886,750	2,041,820	2,168,407
Investment securities	1,045,292	798,135	691,700	597,991	558,595
Interest-bearing deposits with other banks	276,837	405,920	483,097	554,333	394,741
Total earning assets	$5,772,224	$5,792,624	$5,867,311	$6,000,760	$5,971,305
Total assets	$6,266,408	$6,270,480	$6,408,479	$6,621,021	$6,647,541
Noninterest-bearing deposits	$733,242	$741,343	$721,501	$740,011	$774,393
Interest-bearing deposits	4,431,524	4,438,113	4,448,929	4,570,971	4,544,471
Total deposits	$5,164,766	$5,179,456	$5,170,430	$5,310,982	$5,318,864
Borrowings	$230,087	$213,107	$352,370	$447,945	$458,876
Shareholders' equity	$695,062	$697,016	$684,112	$671,051	$679,567

CREDIT QUALITY RATIOS (excluding covered assets)
Allowance to ending loans	1.93%	2.03%	2.07%	2.07%	2.01%
Allowance to nonaccrual loans	86.46%	91.87%	86.54%	86.71%	84.71%
Allowance to nonperforming loans	66.57%	71.62%	71.99%	72.79%	76.08%
Nonperforming loans to total loans	2.90%	2.84%	2.88%	2.84%	2.65%
Nonperforming assets to ending loans, plus OREO	3.42%	3.45%	3.51%	3.42%	3.27%
Nonperforming assets to total assets	1.51%	1.57%	1.59%	1.46%	1.41%
Net charge-offs to average loans (annualized)	0.61%	1.39%	0.97%	0.71%	2.00%

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate.  Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis.  Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons.  Management also uses these measures to make peer comparisons.
(2) March 31, 2011 regulatory capital ratios are preliminary.
(3) Includes loans held for sale.

FIRST FINANCIAL BANCORP.
CONSOLIDATED QUARTERLY STATEMENTS OF INCOME

(Dollars in thousands, except per share)
(Unaudited)

	2011	2010
	First	Fourth	Third	Second	First	Full	% Change	% Change
	Quarter	Quarter	Quarter	Quarter	Quarter	Year	Linked Qtr.	Comparable Qtr.
Interest income
Loans, including fees	$72,780	$75,836	$75,957	$74,944	$79,338	$306,075	(4.0%)	(8.3%)
Investment securities
Taxable	6,803	5,522	5,386	5,444	5,396	21,748	23.2%	26.1%
Tax-exempt	198	214	240	245	235	934	(7.5%)	(15.7%)
Total investment securities interest	7,001	5,736	5,626	5,689	5,631	22,682	22.1%	24.3%
Other earning assets	282	749	3,101	5,305	5,590	14,745	(62.3%)	(95.0%)
Total interest income	80,063	82,321	84,684	85,938	90,559	343,502	(2.7%)	(11.6%)

Interest expense
Deposits	11,400	12,923	14,457	15,308	15,648	58,336	(11.8%)	(27.1%)
Short-term borrowings	45	33	25	17	19	94	36.4%	136.8%
Long-term borrowings	1,089	1,194	2,034	2,556	2,557	8,341	(8.8%)	(57.4%)
Subordinated debentures and capital securities	194	265	322	319	315	1,221	(26.8%)	(38.4%)
Total interest expense	12,728	14,415	16,838	18,200	18,539	67,992	(11.7%)	(31.3%)
Net interest income	67,335	67,906	67,846	67,738	72,020	275,510	(0.8%)	(6.5%)
Provision for loan and lease losses - uncovered	647	9,741	6,287	6,158	11,378	33,564	(93.4%)	(94.3%)
Provision for loan and lease losses - covered	26,016	13,997	20,725	18,962	9,460	63,144	85.9%	175.0%
Net interest income after provision for loan and lease losses	40,672	44,168	40,834	42,618	51,182	178,802	(7.9%)	(20.5%)

Noninterest income
Service charges on deposit accounts	4,610	5,090	5,632	5,855	5,611	22,188	(9.4%)	(17.8%)
Trust and wealth management fees	3,925	3,283	3,366	3,668	3,545	13,862	19.6%	10.7%
Bankcard income	2,155	2,255	2,193	2,102	1,968	8,518	(4.4%)	9.5%
Net gains from sales of loans	989	1,241	2,749	473	169	4,632	(20.3%)	485.2%
FDIC loss sharing income	23,435	11,306	17,800	15,170	7,568	51,844	107.3%	209.7%
Accelerated discount on covered loans	5,783	6,113	9,448	7,408	6,098	29,067	(5.4%)	(5.2%)
(Loss) income on preferred securities	0	0	0	0	(30)	(30)	N/M	(100.0%)
Other	2,761	5,246	3,707	5,791	2,006	16,750	(47.4%)	37.6%
Total noninterest income	43,658	34,534	44,895	40,467	26,935	146,831	26.4%	62.1%

Noninterest expenses
Salaries and employee benefits	27,570	28,819	28,790	29,513	30,241	117,363	(4.3%)	(8.8%)
Net occupancy	6,860	4,430	4,663	5,340	8,122	22,555	54.9%	(15.5%)
Furniture and equipment	2,553	3,022	2,490	2,514	2,273	10,299	(15.5%)	12.3%
Data processing	1,238	1,593	1,191	1,136	1,232	5,152	(22.3%)	0.5%
Marketing	1,241	1,453	1,230	1,600	1,074	5,357	(14.6%)	15.5%
Communication	814	892	986	822	1,208	3,908	(8.7%)	(32.6%)
Professional services	2,227	2,863	2,117	2,446	1,743	9,169	(22.2%)	27.8%
Debt extinguishment	0	0	8,029	0	0	8,029	N/M	N/M
State intangible tax	1,365	1,362	724	1,426	1,331	4,843	0.2%	2.6%
FDIC assessments	2,121	2,272	2,123	1,907	2,010	8,312	(6.6%)	5.5%
Other	11,801	9,584	8,967	9,115	11,027	38,693	23.1%	7.0%
Total noninterest expenses	57,790	56,290	61,310	55,819	60,261	233,680	2.7%	(4.1%)
Income before income taxes	26,540	22,412	24,419	27,266	17,856	91,953	18.4%	48.6%
Income tax expense	9,333	8,112	8,840	9,492	6,258	32,702	15.1%	49.1%
Net income	17,207	14,300	15,579	17,774	11,598	59,251	20.3%	48.4%
Dividends on preferred stock	0	0	0	0	1,865	1,865	N/M	(100.0%)
Net income available to common shareholders	$17,207	$14,300	$15,579	$17,774	$9,733	$57,386	20.3%	76.8%

ADDITIONAL DATA
Net earnings per common share - basic	$0.30	$0.25	$0.27	$0.31	$0.18	$1.01
Net earnings per common share - diluted	$0.29	$0.24	$0.27	$0.30	$0.17	$0.99
Dividends declared per common share	$0.12	$0.10	$0.10	$0.10	$0.10	$0.40

Return on average assets	1.11%	0.90%	0.96%	1.08%	0.71%	0.91%
Return on average shareholders' equity	10.04%	8.14%	9.03%	10.62%	6.92%	8.68%

Interest income	$80,063	$82,321	$84,684	$85,938	$90,559	$343,502	(2.7%)	(11.6%)
Tax equivalent adjustment	238	220	222	212	212	866	8.2%	12.3%
Interest income - tax equivalent	80,301	82,541	84,906	86,150	90,771	344,368	(2.7%)	(11.5%)
Interest expense	12,728	14,415	16,838	18,200	18,539	67,992	(11.7%)	(31.3%)
Net interest income - tax equivalent	$67,573	$68,126	$68,068	$67,950	$72,232	$276,376	(0.8%)	(6.5%)

Net interest margin	4.73%	4.65%	4.59%	4.53%	4.89%	4.66%
Net interest margin (fully tax equivalent) (1)	4.75%	4.67%	4.60%	4.54%	4.91%	4.68%

Full-time equivalent employees (2)	1,483	1,529	1,535	1,511	1,466

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis.  Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons.  Management also uses these measures to make peer comparisons.

(2) Does not include associates from acquisitions that are currently in a temporary hire status.

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)
(Unaudited)

	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	% Change	% Change
	2011	2010	2010	2010	2010	Linked Qtr.	Comparable Qtr.
ASSETS
Cash and due from banks	$96,709	$105,981	$144,101	$166,604	$308,330	(8.7%)	(68.6%)
Interest-bearing deposits with other banks	387,923	176,952	280,457	675,891	416,619	119.2%	(6.9%)
Investment securities available-for-sale	1,024,684	919,110	616,175	503,404	430,519	11.5%	138.0%
Investment securities held-to-maturity	16,780	17,406	17,842	17,601	17,903	(3.6%)	(6.3%)
Other investments	78,689	78,689	86,509	86,509	87,029	0.0%	(9.6%)
Loans held for sale	6,813	29,292	19,075	11,946	3,243	(76.7%)	110.1%
Loans
Commercial	794,821	800,253	763,449	749,522	763,084	(0.7%)	4.2%
Real estate - construction	145,355	163,543	178,914	197,112	216,289	(11.1%)	(32.8%)
Real estate - commercial	1,131,306	1,139,931	1,095,543	1,113,836	1,091,830	(0.8%)	3.6%
Real estate - residential	268,746	269,173	283,914	296,295	306,769	(0.2%)	(12.4%)
Installment	66,028	69,711	73,138	75,862	78,682	(5.3%)	(16.1%)
Home equity	339,590	341,310	341,288	332,928	330,973	(0.5%)	2.6%
Credit card	28,104	29,563	28,825	28,567	27,960	(4.9%)	0.5%
Lease financing	7,147	2,609	138	15	15	173.9%	N/M
Total loans, excluding covered loans	2,781,097	2,816,093	2,765,209	2,794,137	2,815,602	(1.2%)	(1.2%)
Less
Allowance for loan and lease losses	53,645	57,235	57,249	57,811	56,642	(6.3%)	(5.3%)
Net loans - uncovered	2,727,452	2,758,858	2,707,960	2,736,326	2,758,960	(1.1%)	(1.1%)
Covered loans	1,336,015	1,481,493	1,609,584	1,717,632	1,833,349	(9.8%)	(27.1%)
Less
Allowance for loan and lease losses	31,555	16,493	11,583	1,273	0	91.3%	N/M
Net loans - covered	1,304,460	1,465,000	1,598,001	1,716,359	1,833,349	(11.0%)	(28.8%)
Net loans	4,031,912	4,223,858	4,305,961	4,452,685	4,592,309	(4.5%)	(12.2%)
Premises and equipment	115,873	118,477	116,959	114,630	115,836	(2.2%)	0.0%
Goodwill	51,820	51,820	51,820	51,820	51,820	0.0%	0.0%
Other intangibles	5,227	5,604	6,049	6,614	7,058	(6.7%)	(25.9%)
FDIC indemnification asset	207,359	222,648	237,709	251,633	273,328	(6.9%)	(24.1%)
Accrued interest and other assets	290,692	300,388	271,843	244,298	244,902	(3.2%)	18.7%
Total Assets	$6,314,481	$6,250,225	$6,154,500	$6,583,635	$6,548,896	1.0%	(3.6%)

LIABILITIES
Deposits
Interest-bearing	$1,136,219	$1,111,877	$999,922	$1,135,970	$1,042,790	2.2%	9.0%
Savings	1,628,952	1,534,045	1,407,332	1,350,161	1,303,737	6.2%	24.9%
Time	1,702,294	1,794,843	1,930,652	2,042,824	2,135,683	(5.2%)	(20.3%)
Total interest-bearing deposits	4,467,465	4,440,765	4,337,906	4,528,955	4,482,210	0.6%	(0.3%)
Noninterest-bearing	749,785	705,484	713,357	718,381	741,476	6.3%	1.1%
Total deposits	5,217,250	5,146,249	5,051,263	5,247,336	5,223,686	1.4%	(0.1%)
Federal funds purchased and securities sold
under agreements to repurchase	87,973	59,842	58,747	38,299	38,443	47.0%	128.8%
Long-term debt	102,976	128,880	129,224	384,775	394,404	(20.1%)	(73.9%)
Other long-term debt	20,620	20,620	20,620	20,620	20,620	0.0%	0.0%
Total borrowed funds	211,569	209,342	208,591	443,694	453,467	1.1%	(53.3%)
Accrued interest and other liabilities	177,698	197,240	203,715	211,049	203,984	(9.9%)	(12.9%)
Total Liabilities	5,606,517	5,552,831	5,463,569	5,902,079	5,881,137	1.0%	(4.7%)

SHAREHOLDERS' EQUITY
Common stock	576,992	580,097	579,309	578,362	581,747	(0.5%)	(0.8%)
Retained earnings	320,515	310,271	301,777	292,004	280,030	3.3%	14.5%
Accumulated other comprehensive loss	(12,332)	(12,044)	(9,106)	(7,831)	(9,091)	2.4%	35.7%
Treasury stock, at cost	(177,211)	(180,930)	(181,049)	(180,979)	(184,927)	(2.1%)	(4.2%)
Total Shareholders' Equity	707,964	697,394	690,931	681,556	667,759	1.5%	6.0%
Total Liabilities and Shareholders' Equity	$6,314,481	$6,250,225	$6,154,500	$6,583,635	$6,548,896	1.0%	(3.6%)

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
AVERAGE CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)
(Unaudited)

			Quarterly Averages
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2011	2010	2010	2010	2010
ASSETS
Cash and due from banks	$111,953	$122,167	$185,322	$273,162	$336,333
Interest-bearing deposits with other banks	276,837	405,920	483,097	554,333	394,741
Investment securities	1,045,292	798,135	691,700	597,991	558,595
Loans held for sale	8,226	21,141	14,909	7,615	2,292
Loans
Commercial	802,944	739,082	735,228	746,636	785,579
Real estate - construction	158,403	172,585	187,401	202,513	231,853
Real estate - commercial	1,135,630	1,155,896	1,135,547	1,110,562	1,079,577
Real estate - residential	273,422	276,166	295,917	301,880	309,104
Installment	67,700	71,623	71,739	77,299	79,437
Home equity	340,285	339,192	336,288	332,044	333,275
Credit card	28,321	28,962	28,664	28,052	28,430
Lease financing	6,519	185	71	15	15
Total loans, excluding covered loans	2,813,224	2,783,691	2,790,855	2,799,001	2,847,270
Less
Allowance for loan and lease losses	59,756	60,433	60,871	60,430	59,891
Net loans - uncovered	2,753,468	2,723,258	2,729,984	2,738,571	2,787,379
Covered loans	1,420,197	1,551,003	1,648,030	1,781,741	1,887,608
Less
Allowance for loan and lease losses	23,399	16,104	882	14	0
Net loans - covered	1,396,798	1,534,899	1,647,148	1,781,727	1,887,608
Net loans	4,150,266	4,258,157	4,377,132	4,520,298	4,674,987
Premises and equipment	119,006	117,659	115,518	115,587	108,608
Goodwill	51,820	51,820	51,820	51,820	51,820
Other intangibles	5,421	5,841	6,384	6,848	7,431
FDIC indemnification asset	208,448	232,734	238,720	260,079	280,799
Accrued interest and other assets	289,139	256,906	243,877	233,288	231,935
Total Assets	$6,266,408	$6,270,480	$6,408,479	$6,621,021	$6,647,541

LIABILITIES
Deposits
Interest-bearing	$1,088,791	$1,086,685	$1,029,350	$1,139,001	$1,050,697
Savings	1,585,065	1,490,132	1,412,441	1,341,194	1,318,374
Time	1,757,668	1,861,296	2,007,138	2,090,776	2,175,400
Total interest-bearing deposits	4,431,524	4,438,113	4,448,929	4,570,971	4,544,471
Noninterest-bearing	733,242	741,343	721,501	740,011	774,393
Total deposits	5,164,766	5,179,456	5,170,430	5,310,982	5,318,864
Federal funds purchased and securities sold
under agreements to repurchase	89,535	63,489	50,580	37,353	38,413
Long-term debt	119,932	128,998	281,170	389,972	399,843
Other long-term debt	20,620	20,620	20,620	20,620	20,620
Total borrowed funds	230,087	213,107	352,370	447,945	458,876
Accrued interest and other liabilities	176,493	180,901	201,567	191,043	190,234
Total Liabilities	5,571,346	5,573,464	5,724,367	5,949,970	5,967,974

SHAREHOLDERS' EQUITY
Preferred stock	0	0	0	0	47,521
Common stock	579,790	579,701	578,810	580,299	549,428
Retained earnings	308,841	306,923	294,346	282,634	277,775
Accumulated other comprehensive loss	(13,251)	(8,584)	(8,021)	(8,320)	(9,873)
Treasury stock, at cost	(180,318)	(181,024)	(181,023)	(183,562)	(185,284)
Total Shareholders' Equity	695,062	697,016	684,112	671,051	679,567
Total Liabilities and Shareholders' Equity	$6,266,408	$6,270,480	$6,408,479	$6,621,021	$6,647,541

FIRST FINANCIAL BANCORP.
NET INTEREST MARGIN RATE / VOLUME ANALYSIS (1)

(Dollars in thousands)
(Unaudited)

	Quarterly Averages
	Mar. 31, 2011		Dec. 31, 2010		Mar. 31, 2010		Linked Qtr. Income Variance			Comparable Qtr. Income Variance
	Balance	Yield	Balance	Yield	Balance	Yield	Rate	Volume	Total	Rate	Volume	Total
Earning assets
Investment securities	$1,045,292	2.72%	$798,135	2.85%	$558,595	4.09%	$(272)	$1,537	$1,265	$(1,890)	$3,260	$1,370
Interest-bearing deposits with other banks	276,837	0.41%	405,920	0.36%	394,741	0.35%	51	(141)	(90)	60	(120)	(60)
Gross loans, including covered loans and indemnification asset (2)	4,450,095	6.63%	4,588,569	6.59%	5,017,969	6.84%	499	(3,932)	(3,433)	(2,519)	(9,287)	(11,806)
Total earning assets	5,772,224	5.63%	5,792,624	5.64%	5,971,305	6.15%	278	(2,536)	(2,258)	(4,349)	(6,147)	(10,496)

Nonearning assets
Allowance for loan and lease losses	(83,155)		(76,537)		(59,891)
Cash and due from banks	111,953		122,167		336,333
Accrued interest and other assets	465,386		432,226		399,794
Total assets	$6,266,408		$6,270,480		$6,647,541

Interest-bearing liabilities
Total interest-bearing deposits	$4,431,524	1.04%	$4,438,113	1.16%	$4,544,471	1.40%	$(1,252)	$(271)	$(1,523)	$(3,957)	$(291)	$(4,248)
Borrowed funds
Short-term borrowings	89,535	0.20%	63,489	0.21%	38,413	0.20%	0	12	12	0	26	26
Long-term debt	119,932	3.68%	128,998	3.67%	399,843	2.59%	3	(108)	(105)	1,074	(2,542)	(1,468)
Other long-term debt	20,620	3.82%	20,620	5.10%	20,620	6.20%	(67)	(4)	(71)	(121)	0	(121)
Total borrowed funds	230,087	2.34%	213,107	2.78%	458,876	2.56%	(64)	(100)	(164)	953	(2,516)	(1,563)
Total interest-bearing liabilities	4,661,611	1.11%	4,651,220	1.23%	5,003,347	1.51%	(1,316)	(371)	(1,687)	(3,004)	(2,807)	(5,811)

Noninterest-bearing liabilities
Noninterest-bearing demand deposits	733,242		741,343		774,393
Other liabilities	176,493		180,901		190,234
Shareholders' equity	695,062		697,016		679,567
Total liabilities & shareholders' equity	$6,266,408		$6,270,480		$6,647,541

Net interest income (1)	$67,335		$67,906		$72,020		$1,594	$(2,165)	$(571)	$(1,345)	$(3,340)	$(4,685)
Net interest spread (1)		4.52%		4.41%		4.64%
Net interest margin (1)		4.73%		4.65%		4.89%

(1) Not tax equivalent.
(2) Loans held for sale and nonaccrual loans are both included in gross loans.

FIRST FINANCIAL BANCORP.
CREDIT QUALITY
(excluding covered assets)

(Dollars in thousands)
(Unaudited)

	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2011	2010	2010	2010	2010

ALLOWANCE FOR LOAN AND LEASE LOSS ACTIVITY
Balance at beginning of period	$57,235	$57,249	$57,811	$56,642	$59,311
Provision for uncovered loan and lease losses	647	9,741	6,287	6,158	11,378
Gross charge-offs
Commercial	432	5,131	762	1,156	6,275
Real estate - construction	1,190	500	3,607	2,386	2,126
Real estate - commercial	2,089	1,887	2,013	359	3,932
Real estate - residential	108	196	717	246	534
Installment	72	231	205	304	414
Home equity	262	1,846	389	580	684
All other	448	494	431	426	520
Total gross charge-offs	4,601	10,285	8,124	5,457	14,485
Recoveries
Commercial	100	57	334	120	109
Real estate - construction	0	0	0	24	0
Real estate - commercial	35	243	728	99	12
Real estate - residential	9	6	11	4	3
Installment	98	116	116	127	160
Home equity	25	74	21	10	87
All other	97	34	65	84	67
Total recoveries	364	530	1,275	468	438
Total net charge-offs	4,237	9,755	6,849	4,989	14,047
Ending allowance for uncovered loan and lease losses	$53,645	$57,235	$57,249	$57,811	$56,642

NET CHARGE-OFFS TO AVERAGE LOANS AND LEASES (ANNUALIZED)
Commercial	0.17%	2.72%	0.23%	0.56%	3.18%
Real estate - construction	3.05%	1.15%	7.64%	4.68%	3.72%
Real estate - commercial	0.73%	0.56%	0.45%	0.09%	1.47%
Real estate - residential	0.15%	0.27%	0.95%	0.32%	0.70%
Installment	(0.16%)	0.64%	0.49%	0.92%	1.30%
Home equity	0.28%	2.07%	0.43%	0.69%	0.73%
All other	4.09%	6.26%	5.05%	4.89%	6.46%
Total net charge-offs	0.61%	1.39%	0.97%	0.71%	2.00%

COMPONENTS OF NONPERFORMING LOANS, NONPERFORMING ASSETS, AND UNDERPERFORMING ASSETS
Nonaccrual loans
Commercial	$9,918	$13,729	$17,320	$12,874	$21,572
Real estate - construction	14,199	12,921	13,454	18,890	17,710
Real estate - commercial	30,846	28,342	27,945	28,272	21,196
Real estate - residential	4,419	4,607	4,801	4,571	4,116
Installment	262	150	279	267	365
Home equity	2,404	2,553	2,358	1,797	1,910
Total nonaccrual loans	62,048	62,302	66,157	66,671	66,869
Restructured loans	18,532	17,613	13,365	12,752	7,584
Total nonperforming loans	80,580	79,915	79,522	79,423	74,453
Other real estate owned (OREO)	14,953	17,907	18,305	16,818	18,087
Total nonperforming assets	95,533	97,822	97,827	96,241	92,540
Accruing loans past due 90 days or more	241	370	233	276	286
Total underperforming assets	$95,774	$98,192	$98,060	$96,517	$92,826
Total classified assets	$185,738	$202,140	$212,552	$201,859	$171,112

CREDIT QUALITY RATIOS (excluding covered assets)
Allowance for loan and lease losses to
Nonaccrual loans	86.46%	91.87%	86.54%	86.71%	84.71%
Nonperforming loans	66.57%	71.62%	71.99%	72.79%	76.08%
Total ending loans	1.93%	2.03%	2.07%	2.07%	2.01%
Nonperforming loans to total loans	2.90%	2.84%	2.88%	2.84%	2.65%
Nonperforming assets to
Ending loans, plus OREO	3.42%	3.45%	3.51%	3.42%	3.27%
Total assets	1.51%	1.57%	1.59%	1.46%	1.41%

FIRST FINANCIAL BANCORP.
CAPITAL ADEQUACY

(Dollars in thousands, except per share)
(Unaudited)

	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2011	2010	2010	2010	2010
PER COMMON SHARE
Market Price
High	$18.91	$19.41	$17.10	$21.32	$19.00
Low	$15.65	$16.21	$14.19	$14.95	$13.89
Close	$16.69	$18.48	$16.68	$14.95	$17.78

Average common shares outstanding - basic	57,591,568	57,573,544	57,570,709	57,539,901	55,161,551
Average common shares outstanding - diluted	58,709,037	58,688,415	58,531,505	58,604,039	56,114,424
Ending common shares outstanding	58,286,890	58,064,977	58,057,934	58,062,655	57,833,969

REGULATORY CAPITAL	Preliminary
Tier 1 Capital	$691,559	$680,145	$670,121	$658,623	$645,467
Tier 1 Ratio	20.49%	18.45%	18.64%	18.15%	17.37%
Total Capital	$734,714	$727,252	$715,938	$704,752	$692,630
Total Capital Ratio	21.77%	19.72%	19.91%	19.42%	18.64%
Total Capital in excess of minimum
requirement	$464,718	$432,274	$428,314	$414,434	$395,408
Total Risk-Weighted Assets	$3,374,945	$3,687,224	$3,595,295	$3,628,978	$3,715,280
Leverage Ratio	11.08%	10.89%	10.50%	9.99%	9.76%

OTHER CAPITAL RATIOS
Ending shareholders' equity to ending
assets	11.21%	11.16%	11.23%	10.35%	10.20%
Ending tangible shareholders' equity
to ending tangible assets	10.40%	10.33%	10.38%	9.55%	9.38%
Average shareholders' equity to
average assets	11.09%	11.12%	10.68%	10.14%	10.22%
Average common shareholders' equity
to average assets	11.09%	11.12%	10.68%	10.14%	9.51%
Average tangible shareholders' equity
to average tangible assets	10.28%	10.29%	9.86%	9.33%	9.42%
Average tangible common shareholders'
equity to average tangible assets	10.28%	10.29%	9.86%	9.33%	8.70%